Exhibit 99.2

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Gregory S. Furness	Nancy A. Johnson, (612) 455-1745
Chief Financial Officer	Marian Briggs, (612) 455-1742
(763) 852-4100	njohnson@psbpr.com/mbriggs@psbpr.com
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES COMPLETES $20.3 MILLION
PRIVATE PLACEMENT OF COMMON STOCK

Minneapolis, June 4, 2003—Vital Images, Inc. (Nasdaq SmallCap: VTAL), a medical imaging software company, has completed a $20.3 million direct private offering of newly issued common stock to accredited institutional investors.  A total of 1.5 million shares were sold at $13.50 per share. The company received approximately $19 million in net proceeds after deducting closing costs and placement fees.  U.S. Bancorp Piper Jaffray acted as exclusive placement agent for this transaction.

“This financing gives Vital Images the resources to bring our Vitrea® 2 software to additional markets within the health care community,” said Jay D. Miller, Vital Images president and chief executive officer.  “We appreciate the confidence these institutional investors have shown in our company.  We look forward to a productive 2003 and future growth opportunities.”

After the sale of the 1.5 million shares in this private placement, Vital Images will have 10.8 million common shares outstanding.  The newly issued shares of common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement.  This press release does not constitute an offer of any securities.

About Vitrea 2

Vitrea 2 is Vital Images’ advanced medical imaging software for diagnostic evaluation of computed tomography (CT) and magnetic resonance (MR) image data. Vitrea 2 features real-time navigation of 3D volume data, permitting the user to create two- and three-dimensional views of human anatomy and to interactively navigate within these images to better visualize and understand internal structures and disease conditions. In addition, Vitrea 2 utilizes an intuitive clinical workflow and automatic settings to improve speed and simplicity over other visualization techniques.

About Vital Images

Vital Images is a leading provider of 3D imaging software for use in disease screening applications, clinical diagnosis and therapy planning. The company’s technology utilizes high-speed

Vital Images, Inc.
June X, 2003

volume visualization and analysis, as well as network communications based on DICOM and Internet protocols. Vital Images cost effectively brings 3D visualization and analysis into the day-to-day practice of medicine. Press releases, examples of 3D medical imaging and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the availability of capital and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2002 and most recent Form 10-Q for the quarter ended March 31, 2003.

Vitrea® is a registered trademark of Vital Images, Inc.

Vital Images disclaims any proprietary interest in the marks and names of others.

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